Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2012

SECOND-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, February 7, 2012, at 3:45 PM CT (4:45 PM ET)

•	Revenues increased 5 percent over the second quarter of fiscal 2011, and 6 percent over the first quarter of fiscal 2012 to $19.7 million

•	Reorder revenues grew 11 percent to 95 percent of total revenue

•	Stealth 360°™ PAD System revenues rose 55 percent sequentially over fiscal 2012 first quarter and comprised 67 percent of total device revenues

•	Revenues from office-based labs grew 12 percent sequentially over first quarter of fiscal 2012

•	ORBIT II enrollment is over 50 percent completed

•	Results from six clinical studies presented at Transcatheter Cardiovascular Therapeutics (TCT) scientific symposium

•	Stealth 360° PAD System honored as a New Technology of the Year by LifeScience Alley

St. Paul, Minn., February 7, 2012 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal second quarter ended December 31, 2011.

CSI’s revenues in the second quarter rose to $19.7 million, a 5 percent gain over revenues of $18.8 million in the second quarter of last fiscal year. Revenues from customer reorders increased 11 percent to 95 percent of total revenue, from 91 percent a year ago. The conversion to the new Stealth 360°™ PAD System continued at a high rate, with a 55 percent increase in revenues over the first quarter of fiscal 2012, to 67 percent of total device revenues in the just-completed quarter.

Net loss was $(4.1) million, or $(0.23) per common share, for the quarter, compared to $(2.0) million, or $(0.13) per common share, in the second quarter of last fiscal year. Net loss includes expense of $(0.2) million, or $(0.01) per common share, related to conversion and valuation changes of convertible debt, compared to income of $0.4 million, or $0.02 per common share, in the prior-year period. The net loss also increased due to higher operating expenses associated with advancing the ORBIT II clinical trial for a coronary application, additional sales and marketing staff, and payments related to disputed amounts with a former vendor. Prior-year operating expenses included a $0.5 million credit for a grant under the Qualifying Therapeutic Discovery Project program. The increase in operating expenses had a similar effect on Adjusted EBITDA, which was a loss of $2.2 million in the second quarter of fiscal 2012, compared to income of $72,000 in the prior year.

David L. Martin, CSI president and chief executive officer, said, “As expected, we saw a strong increase in Stealth 360° revenues, driven by an 81 percent gain in the number of Stealth 360° accounts over the first quarter to nearly 400, as well as higher device usage in those accounts. Stealth 360° is as easy to set up as a balloon or stent, and utilizes CSI’s proven orbital mechanism of action that protects healthy tissue while removing even the most difficult-to-treat plaque throughout the entire leg in short procedure times. Physicians’ recognition of these important benefits is driving the conversion.

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Cardiovascular Systems, Inc.

February 7, 2012

“CSI also made progress in the emerging office-based lab market, with revenues rising 12 percent sequentially over the fiscal 2012 first quarter. We believe that our growing body of compelling clinical data on our orbital technology’s safety and effectiveness, in even the most complex patient population, will spur long-term growth in both the hospital and office settings.”

The gross profit margin was 77 percent versus 79 percent and was affected by a higher mix of Stealth 360° sales, which currently carry higher unit costs due to limited initial component purchasing volumes. Also, the ramp up of CSI’s second manufacturing facility in Texas for additional future production capacity has temporarily increased production costs.

In the first six months of fiscal 2012, revenues increased to $38.4 million, up 4 percent from the same period last fiscal year. The gross margin was 77 percent compared to 78 percent, while operating expenses rose 4 percent. Adjusted EBITDA loss increased by $(1.9) million, while the net loss totaled $(8.0) million, or $(0.45) per common share, compared to $(6.3) million, or $(0.40) per common share, last year.

OPERATING HIGHLIGHTS

Update on ORBIT II Clinical Trial

Patient enrollment in CSI’s ORBIT II clinical trial for a coronary application is now more than 50 percent complete, with nearly 40 of 50 potential U.S. medical centers enrolling patients. CSI is targeting to be fully enrolled near the end of fiscal 2012. Since the primary endpoints of ORBIT II are based on 30-day patient follow-up post procedure, a PMA application to the FDA should follow soon after enrollment completion.

According to Martin, “ORBIT II is a critical trial for CSI. A coronary application of our orbital technology would open up a large, underserved market opportunity for CSI, while leveraging our high quality customer base that is comprised of over 70 percent interventional cardiologists today. Our confidence to successfully complete ORBIT II is high, given our technology’s ability to treat calcified lesions in small arteries and our success in the ORBIT I trial.”

Data from Six Clinical Studies Presented at TCT

Data from multiple CSI studies were presented at the 23rd Annual Transcatheter Cardiovascular Therapeutics (TCT) conference in November.

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Six-month data from the COMPLIANCE 360° prospective, randomized study of severely calcified lesions above-the-knee demonstrated that, compared to PTA alone, the Diamondback 360® PAD System with low-pressure PTA leads to less need for bailout stenting, while delivering a stent-like long-term result and maintaining future treatment options for the patient. Procedural success of achieving less than 30 percent stenosis without bailout stenting was 92.1 percent for the Diamondback 360°, versus 21.4 percent for PTA alone.

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The ORBIT I coronary trial data showed a low, 8 percent rate of major adverse cardiac events (MACE) at six months and, in a single center study of 33 patients, the MACE rate at two years was only 15.2 percent.

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Data from the CALCIUM 360° study of below-the-knee lesions demonstrated superior outcomes with the Diamondback 360° versus PTA, with fewer major dissections of 4 percent versus 24 percent, greater procedural success (final residual stenosis less than or equal to 30 percent without bailout stenting) of 89.7 percent versus 76.5 percent, and superior durability with 100 percent freedom from reintervention after six months in the Diamondback 360° arm of the study. Critical limb ischemia and calcified lesions in the small arteries below the knee are especially challenging to treat.

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Results from CONFIRM II Predator, a prospective registry of 1,127 patients/1,734 lesions, reinforced superior outcomes (34 percent residual stenosis post Predator 360° and 10 percent after adjunctive low-pressure PTA) and safety findings (dissections of 2.5 percent, bailout stenting of 4.6 percent and perforations of 0.6 percent), as well as short procedure times (average device run time of 103 seconds). A Predator 360° single center study with 46 patients/57 lesions reported similar procedural results in addition to durable long-term results as demonstrated by an 89.1 percent freedom from reintervention rate at 12 months.

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Cardiovascular Systems, Inc.

February 7, 2012

Details on the data presented at TCT on the six clinical studies can be found here:

http://pub.psbpr.com/CSI/mediakit-2010/newsroom/newsrelease.aspx?p=1628318

Stealth 360° PAD System honored as a New Technology of the Year by LifeScience Alley

CSI’s Stealth 360° PAD System has been honored as a New Technology of the Year by LifeScience Alley. The annual award is given to the top 10 novel products that address a medical need, demonstrate the ability to improve healthcare and have significant market potential. Expert industry judges selected ground-breaking medical and health care technologies from established and emerging organizations from around the United States and Canada.

“We thank LifeScience Alley for this recognition — a direct reflection of the hard work and many contributions of our talented employees in Minnesota,” noted Martin. “This honor recognizes CSI’s innovative technology that safely treats routine and complex peripheral arterial disease (PAD) cases.”

Fiscal 2012 Third-Quarter Outlook

Martin added, “We continue to make solid progress on the Stealth 360° and office-based lab transitions this year and expect that momentum to result in sequential quarter revenue growth for the remainder of this fiscal year. At this point, however, we do not believe the progress will be sufficient to achieve our targeted 10 percent revenue growth for fiscal 2012 over fiscal 2011. At the same time, with the introduction of Stealth 360° and FDA approval to continue our ORBIT II coronary trial, CSI is at an appropriate stage to invest further in sales and marketing, and clinical trials to capitalize on our growth opportunities. This will increase operating expenses for the remainder of this fiscal year. As a result, we do not expect to achieve positive net income in the fourth quarter of fiscal 2012.”

For the fiscal 2012 third quarter ending March 31, 2012, CSI anticipates:

•	Revenues in the range of $20.5 million to $21.5 million.

•	Gross profit as a percentage of revenues similar to the second quarter of fiscal 2012.

•	Growth in operating expenses of approximately 7 percent from the second quarter of fiscal 2012.

•	Interest and other expense of about $(400,000), excluding the potential effect of conversions or valuation changes of convertible debt.

•

Net loss in the range of $(4.2) million to $(4.8) million, or loss per common share ranging from $(0.23) to $(0.27), assuming 18.0 million average shares outstanding, and excluding the potential effect of conversions or valuation changes of convertible debt.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)

Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal second-quarter results today, February 7, 2012, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 680-0860 and enter access number 50105170. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

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Cardiovascular Systems, Inc.

February 7, 2012

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 28270965. The audio replay will be available beginning at 8 p.m. CT on Tuesday, February 7, 2012, through 6 p.m. CT on Friday, February 10, 2012.

Use of Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.

About Peripheral Arterial Disease

As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with the Stealth 360° and Diamondback 360°, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to a guide wire, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Stealth 360°™, Diamondback 360® and Predator 360® PAD Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° in August 2007 and for the Stealth 360° in March 2011. To date, more than 61,000 PAD procedures have been performed using the Diamondback 360° and Stealth 360° in leading institutions across the United States. CSI has also commenced its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

For more information, visit the company’s website at www.csi360.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s future profitability and future growth; (ii) CSI’s expectation that its growing body of compelling clinical data on its orbital technology’s safety and effectiveness will spur long-term growth in both the hospital and office settings; (iii) CSI’s clinical trials and the expected results of those trials; (iv) the market and expansion opportunity provided by a coronary application; and (v) anticipated revenue, gross profit, operating expenses, interest and other expense, and net loss, are forward-looking statements. These

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February 7, 2012

statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the effectiveness of the Stealth 360°; actual clinical trial results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosure

The Stealth 360°™ PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

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Cardiovascular Systems, Inc.

February 7, 2012

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, except per share and share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Revenues	$19,718	$18,756	$38,378	$36,921
Cost of goods sold	4,560	3,972	8,906	8,113

Gross profit	15,158	14,784	29,472	28,808

Selling, general and administrative	15,733	14,687	31,083	30,183
Research and development	3,084	2,114	5,148	4,536

Total expenses	18,817	16,801	36,231	34,719

Loss from operations	(3,659)	(2,017)	(6,759)	(5,911)
Interest and other (expense) income	(476)	27	(1,235)	(347)

Net loss	$(4,135)	$(1,990)	$(7,994)	$(6,258)

Net loss per common share:
Basic and diluted	$(0.23)	$(0.13)	$(0.45)	$(0.40)

Weighted average common shares used in computation:
Basic and diluted	17,781,326	15,827,046	17,634,134	15,598,101

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Cardiovascular Systems, Inc.

February 1, 2012

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

(unaudited)

	December, 2011	June 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$24,558	$21,159
Accounts receivable, net	12,460	13,254
Inventories	7,963	5,818
Prepaid expenses and other current assets	1,413	797

Total current assets	46,394	41,028

Property and equipment, net	2,388	2,383
Patents, net	2,499	2,314
Other assets	726	1,033

Total assets	$52,007	$46,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$2,337	$3,813
Accounts payable	5,633	5,181
Deferred grant incentive	995	647
Accrued expenses	5,300	5,545

Total current liabilities	14,265	15,186

Long-term liabilities
Long-term debt, net of current maturities	15,403	8,331
Deferred grant incentive	336	1,497
Other liabilities	103	109

Total long-term liabilities	15,842	9,937

Total liabilities	30,107	25,123

Commitments and contingencies
Total stockholders’ equity	21,900	21,635

Total liabilities and stockholders’ equity	$52,007	$46,758

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Cardiovascular Systems, Inc.

February 1, 2012

Cardiovascular Systems, Inc.

Supplemental Sales Information

(Dollars in Thousands)

(unaudited)

	Three months ended December 31,		Six months ended December 31,
	2011	2010	2011	2010
Device revenue	$17,494	$16,397	$34,042	$32,460
Other product revenue	2,224	2,359	4,336	4,461
Total revenue	$19,718	$18,756	$38,378	$36,921

Device units sold	5,509	5,504	10,795	10,846

New customers	41	68	82	124

Reorder revenue %	95%	91%	95%	93%

Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.

Cardiovascular Systems, Inc.

Adjusted EBITDA

(Dollars in Thousands)

(unaudited)

	Actual
	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Loss from operations	$(3,659)	$(2,017)	$(6,759)	$(5,911)
Add: Stock-based compensation	1,263	1,916	2,719	3,905
Add: Depreciation and amortization	227	173	448	337

Adjusted EBITDA	$(2,169)	$72	$(3,592)	$(1,669)

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Cardiovascular Systems, Inc.

February 1, 2012

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors

CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.

— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:

— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.

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Cardiovascular Systems, Inc.

February 1, 2012

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.

CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley Inc. Marian Briggs (612) 455-1742 mbriggs@psbpr.com Nancy A. Johnson (612) 455-1745 njohnson@psbpr.com

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